LAW OFFICES

                                 MONAHAN & BIAGI
                    A PROFESSIONAL LIMITED LIABILITY COMPANY



June  15,  1999
BY  FACSIMILE
-------------
(416)  350-3510

Jay  Goldman,  Esq.
Beach,  Hepburn
36  Toronto  Street  -  Suite  1000
Toronto,  Ontario
Canada  M5C  2C5

Re:     Cyberoad.com  Corporation  Your  Reference  No.  20692

Dear  Jay:

As discussed, this letter is intended to set forth the matters that remain to be satisfied in connection with the sale of 1,400.000 shares of common stock of the above referenced company (the company") at US$1.43 per share ($1.43 "Placement") by your client Thomson Kernaghan & Co. Limited ("TK") sometimes referred to herein as the "Agent". (TK warrants and represents that Dominick & Dominick Securities Inc. is no longer an agent, but is a subagent, in the $1.43 Placement) This letter incorporates by reference the attached engagement letter ("Engagement Letter") for a proposed placement of 11000,000 shares of the Company's common stock at US$3.50 per share (3.50 Placement").

if any term set forth in this letter is inconsistent with any term set forth in any other document relating to acquisition of LAL Ventures ("LALV"), the $1.43 Placement or the $3.50 Placement, the terms set forth in this letter will apply and control. The foregoing includes, but is not limited to, the Agreement of Exchange relating to the acquisition of LALV and all documents relating to the $1.43 Placement.

The objective of the Company and the Agent is to satisfy all outstanding matters relating to the $1.43 Placement no later than Friday, June 24, 1999. By signing this Agreement in the places provided below, the Company and the Agent agree that the outstanding matters relating to the $1.43 Placement consist of only the following and they agree to use all reasonable efforts to satisfy these matters on or before June 24, 1999:

1. Completion of the Agents due diligence with respect to the following matters:





             701 Fifth Avenue, Suite 570l SEATTLE, WASHINGTON 98104
   TELEPHONE (206) 587-5700 E-MAIL: A11YS@MB5700.COM FACSIMILE: (206) 587-5710

Jay  Goldman,  Esq.                                            June  18,  1999


     a. Outstanding and Reserved Equity Securities. Satisfying the Agent that, subject to completion of various ministerial acts, the outstanding and reserved equity securities of the Company consist of the following:
                                                                   No. of Shares
                                                                 ---------------
     Common  Stock  of  LALV  outstanding  prior  to
     $1.43  Placement                                                 1,050,000

     Common  Stock  issued  to  Cyberoad.com  (Ireland)  Ltd.
     ("CYB  Ireland")  in  connection  with  the  Company's
     acquisition  of  all  outstanding  equity  of  CYB  Ireland      8,659,650

     Common Stock issued to the shareholders of eBanx (Isle
     of Man) Ltd. ("eBanx IOM")  in connection with CYB
     Ireland's acquisition of all outstanding equity of eBanx IOM     1,500,000

     Common  Stock  to  be  issued  in  the  fully  subscribed
     $1.43  Placement                                                 1,490,000
                                                                      ---------
              Total  Outstanding                                     12,609.650

     Common Stock reserved for issuance upon exercise of stock
     options of the Company granted to key personnel (1.700,000
     shares  subject to outstanding options)                          2,200,000

     Common  Stock  to  be  issued  in  a  fully  subscribed
     $3.50  Placement  (excludes  15%  option)                        1,000,000
                                                                      ---------
     Total  Outstanding  and  Reserved  for  Issuance                15,659,650
                                                                     ----------

     b. Of the 8,659,650 shares delivered in the CYB Ireland transaction, Alan Ackerman has agreed to accept 1,250,000 shares in full satisfaction of all debts of the Company to him.

     c. The Company is the owner, directly or indirectly, of all of the outstanding equity securities of the following companies:

        (1)     Cyberoad.com  [Ireland)  Ltd.
        (2)     Cyberoad.com  (Isle  of  Man)  Ltd.
        (3)     Information  y  Technologies  Canadian  (ITC)
        (4)     Sistemes  de  Informacion  Tecnologies  (Sir)
        (5)     eBanx.com  (Isle  of  Man)  Ltd;
        (6)     eBanx  [Nevada)  Ltd.

     d. Directly, or indirectly through one or more of the subsidiaries listed above, the Company's assets include the following:

Jay  Goldman,  Esq                                               June  18.  1999



        (1)     ownership  of  100%  of  eBanx.com  [Isle  of  Man]  Ltd;
        (2) the right to receive a royalty of 20% off the revenues of thebigbook.com for a five-year term and, subject to thebigbook.com being responsible for all operating costs relating to thebigbook.com and Cyberoad Gaming, the party entitled to the 80% of revenues retained by thebigbook.com (but after such costs) being required to apply same to marketing of thebigbook.com for a five-year period;
        (3) a five-year option to purchase thebigbook.com website business for US$200,000;
        (4) the right to receive royalties of the following percentages of the revenues of the following website businesses:
           (i)     grandprixsports.com  (approximately  16%)
          (ii)     Mayansports.com  (approximately  20%)
        (5)     a   vertical  sports  and  entertainment  internet  portal,
currently in development
        (6) the domain name and right to use in connection with a website "cyberoad.com?


2. Ayre Employment Agreement. Calvin Ayre shall have entered into a two-year employment agreement with the Company providing that during such period he shall devote his full time and attention to the business of the Company. Such agreement shall include non-competition and confidentiality provisions having a two-year term and shall be consistent with any order to which Ayre is subject.

3. Satisfaction of Matters. Unless the Agent objects within 72 hours after receipt to the documentation the Company provides as proof of satisfaction of the above matters, the Company shall be deemed to have satisfied the above matter(s) to which it relates. If the Agent does so object, its objection shall state with reasonable particularity why the documentation furnished is not satisfactory and the reasonable form of proof that the Agent will accept in satisfaction of the related matter.

4. Release of Remaining Funds. Upon satisfaction of the above matters, the Agent shall instruct Monahan & Biagi, P.L.L.C. (M&B'), and Horwitz and Beam if they still hold in escrow proceeds from the $1.43 Offering, to release to the Company all remaining proceeds from the $1.43 Offering, less the commission payable to the Agent of US$80,000 and a US$20,000 advance to the Agent against expenses of the Agent relating to the $1.43 Placement and the $3.50 Placement, i.e., an aggregate of US$1,200,000. Such instructions shall be accompanied or preceded by delivery to the Company of original copies of appropriate subscription agreements from all subscribers to the $1.43 offering, including without limitation any addenda thereto reasonably requested by M&B.

It is agreed by the Company that as an inducement for Agent to enter into this Agreement, the Company shall, in addition to paying the Agent an $80,000 commission in connection with the $1.43 Placement and agreeing to pay the

Jay  Goldman,  Esq.                                              June  18,  1999


reasonable expenses of the Agent relating to the $1.43 Placement (including without limitation, reasonable fees and disbursements of its legal counsel), grant to the Agent, upon release to the Company of the US$1,200,000 remaining proceeds from the $1.43 Placement, 200,000 compensation options on the Company's common stock exercisable for two years at a price of US$1.00 per share.

If the foregoing correctly sets forth the Agent's understanding of its agreement with the Company, please have the Agent so indicate by signing this Agreement in the place provided below and return the Agreement to us. If the Agent does not so sign and return this Agreement within 24 hours after your receipt hereof, the Company's offer of the above terms is withdrawn.

We look forward to a satisfactory completion of both the $1.43 Placement and the $3.50 Placement,

                                              Very  truly  yours,

                                              MONAHAN  &  BIAGI,  P.L.L.C.


                                              James  F.  Biagi,  Jr.


AGREED  AND  ACCEPTED:


THE  COMPANY:                                 THE  AGENT:

CYBEROAD.COM  CORPORATION                     THOMSON KERNAGHAN & CO. LIMITED


By:    /s/                             .      By:    /s/
    -----------------------                      ----------------------------
Its:  CEO                                     Its:  Sr.  VP  Corp  Finance
Date:  June  18,  1999                        Date:  June  18,  1999

                         Thomson Kernaghan & Co. Limited


                               June  18,  1999

BY  HAND
--  ----

Mr.  Calvin  Ayre
Chief  Executive  Officer
Cyberoad.com  Corporation
c/o  Calvex  Corporation
1380  Burrard  Street  -  Suite  620
Vancouver,  British  Columbia
Canada  V6Z  2113

     Re:  Engagement  of  Thomson  Kernaghan  &  Co.  Limited
     ---  ----------  -----------  ---------  -  ---  -------

Dear  Mr.  Ayre:

     We attach a term sheet ("Term Sheet") setting forth the terms and conditions of the engagement of Thomson Kernaghan & Co. Limited ("TK") to act as agent of Cyberoad.com Corporation (the "Corporation') in connection with a financing to raise US$3,500,000 (the "offering'). In addition to those provisions set forth In the Term Sheet, it is agreed and understood that:

     (a)     this  letter is not an agency, underwriting or other agreement, but
is  evidence  of   the  understanding between TX and the Corporation relating to the Offering;

     (b) TX's ability to successfully market the Offering will be contingent upon several factors which will be included in an agency agreement mutually agreeable to the parties (agreement to which shall not be unreasonably withheld by either party), such factors include but are not limited to market conditions at the time of the Offering and the completion of due diligence by it;

     (c) Cyberoad agrees to indemnify all of the officers, directors, employees and agents of TIC against any material misrepresentation, or material misleading statements, in any documentation provided to it in the preparation and marketing of the Offering, where reliance on such misrepresentation or misleading statements in such documents causes TX, its directors, officers, employees or agents financial harm from clients and other third parties;

     (d) this engagement letter shall (1) not become effective until all proceeds from the fully subscribed previous $1.43 offering of common shares by the Corporation are released to the Corporation, and (2) terminate and be of no further force or effect if the Offering does not close on or before July 31, 1999; and

     (e) The Corporation agrees not to make any corporate changes or take any actions, without the prior written consent of TIC (which shall not be unreasonably withheld), that result in currently free trading shares of the Corporation becoming restricted from trading.

     If you are in agreement with proceeding with the Offering on the foregoing terms please so indicate by signing and returning closed copy of this letter.


                         Yours  very  truly,
                         Thomas  Kernaghan  &  Co.  Limited
                         By:  /s/
                             ------------------------
                         Its:  Sr.  VP  Corp  Finance




The  undersigned  confirms  its  agreement  with  the  foregoing.

Dated  this  18  day  of  June,  1999.

Cyberoad.com  Corporation

By:  /s/                                          .
    ------------------------

Its:  _________________________

                            CYBEROAD.COM CORPORATION
                       PRIVATE PLACEMENT OF COMMON SHARES





Issuer:         Cyberoad.com  Corporation  (the  "Corporation")

Agent:          Thomson  Kernaghan  &  Co.  Limited  ~l1~")

Offering:       1,000,000  shares  of  common  stock  of  the  Corporation
                ("Shares'), distributed by way of private placement on a best efforts agency basis and an option exercisable by the Agent to increase the size of the offering by up to 15%.

Amount:         U.S.  $3,500,000

Price:          U.S.  $3.50  per  Share



Issue  Type:    Private  placement to be sold on an all or none agency basis in
                British Columbia, Ontario and other jurisdictions outside of Canada and the United States.

Minimum
  Subscription: Each  subscriber's  aggregate  acquisition  cost  of purchasing  Shares  must  not  be  less  than:

                i) U.S. $105,000, if the subscriber is a resident of Ontario;
               ii) U.S. $70,000, if the subscriber is a resident of British Columbia; or
              iii) U.S. $100,000, if the subscriber is a resident of another jurisdiction outside of Canada and the United States;

                to qualify to acquire the Shares under applicable Canadian laws without the filing of a prospectus.


Suitability Standards
  and Resale Restrictions:
                The Shares are being issued to non-U.S. Persons (as defined in Regulation S) pursuant to an exemption from registration according to Regulation S of the Securities Act of 1933, as amended ("Regulation S"). The Shares are restricted from offer and resale unless the hold period applicable in the Subscriber's jurisdiction of residence has expired (and any related requirements satisfied), a registration statement or prospectus has been filed in the applicable Subscriber's jurisdiction of residence or an exemption from applicable registration and prospectus requirements is available. Each potential investor must complete a subscription agreement and remit the full amount of the subscription in US. dollars to it as described in the subscription agreement. The Corporation reserves the right to refuse any subscription in its discretion.

Financial Information:
                Attached are the Corporation's audited financial statements as at February 28, 1999 and for the year then ended and an unaudited balance sheet of the Corporation as at May 31, 1999.


Capitalization: The  Corporation's  current  capitalization  prior  to  this
                Offering consisted of 12,609,659 shares, of which up to 1,050,000 shares currently may be traded without restriction. The Corporation agrees not to make any corporate changes or take any actions, without the consent of TK, that result in such 1,050,000 shares becoming restricted from trading.

                The Corporation has a stock option plan in effect pursuant to which options to purchase up to 2,200,000 shares may be awarded from time to time (which amount cannot be increased for one year), at exercise prices per share that are not less than the fair market value of the shares at the date of grant. Not more than 1,700,000 options have been awarded to date each of which is exercisable at U.S. $1.00 per share. No other shares are reserved for issue.


Registration  Filings,
  Escrow  and  Remedies:
                The Corporation shall file with the U. S. Securities and Exchange Commission (the "SEC") a Form 10-SB or Form 20-F under the Securities Act of 1934, as amended ("l934 Act Form"), seeking status as a reporting company in the United States within 60 days of closing. In addition, the Corporation shall
                file with  the  SEC  a  Registration  Statement   under  the
                Securities Act of 1933, as amended (the "1933 Act Registration Statement") within 60 days of closing to permit resale of the Shares and certain other securities issued by the Company pursuant to a previous financing (the "First Financing"). The Corporation agrees to keep the 1933 Act Registration Statement effective for a period of not less than 24 months from the closing date.

                In the event that either filing is not completed within 60 days of closing the Corporation will deliver to each purchaser of Shares (in both the Offering and the First Financing), for no additional consideration, an additional 0.02 Shares, in respect of each Share purchased for each further 30 days, or part thereof, beyond the foregoing 60 day filing deadlines in which either filing is not complete.

                In addition, in the event that both the 1934 Act Form and the 1933 Act Registration Statement have not become effective within 120 days after closing (the "120 Day Deadline") unless waived by TK in writing, the Corporation will deliver to each purchaser of Shares (in both the Offering and the First Financing) for no additional consideration, an additional 0.02 Shares, in respect of each Share purchased, for each 30 days, or part thereof, beyond the 120 Day Deadline in which either the 1934 Act Form or the 1933 Act Registration Statement is not effective.

                In order to provide a sufficient number of shares to satisfy the foregoing penalty provisions, an additional 850,000 shares shall be issued and held in escrow by a third party mutually acceptable to the Agent and the Corporation
                (the "Custodian") until the earlier to occur of: (a) the completion of both filings and (b) the date that is 12 months following closing.

                An amount equal to 10% of the gross proceeds of the Offering will be placed in escrow with the Custodian and released to the Corporation on the earlier to occur of: (a) the effective date of the 1933 Act Registration Statement; and (b) the date that is 12 months after closing.


Conditions:     Completion of the  Offering  is  conditional  on;  (i) execution of a mutually satisfactory agency agreement, (ii) approval by the Agent of the form of subscription agreement (iii) receipt by the Agent of favorable legal opinions, (iv) the opportunity for the Agent to conduct due diligence (the results of such due diligence to be satisfactory to the Agent, acting reasonably, and to Include the Corporation's providing for the Agent's interviews with staff and inspection of operating facilities in Costa Rica and British Columbia); and (v) the right to appoint one of five nominees to the board of directors of the Corporation.


Closing:        Payment  and delivery for the Shares will occur on or about
                July 15, 1999, or on such other date as may be mutually agreed to by the Agents and the Corporation.


Business of the
  Corporation:  The Corporation is the successor company to LAL Ventures Corp.
                (as a result of a name  change).  The  shares  trade on the NASD
                OTCC: BB wider the symbol "FUNN". Through its indirect Wholly-owned subsidiary,Cyberoad.com [Isle of Man] Ltd. ("Cyberoad Opco"), the Corporation manages an Internet operation that develops and manages distributed wide area network (WAN) gaming (sports book and casino) systems. The Corporation owns and operates websites at cyberoad.com and sportsmachin.com (ownership of 100% revenue), and manages websites at grandprixsports.com, (licensing fee of approximately 16% revenue) and Mayansports.com (licensing fee of approximately 20% revenue), in addition, the Corporation owns 100% of e-Banx.com [Isle of Man] Ltd. ("e-Banx"), a company that supplies transaction services for the Corporation's websites. A chart detailing the Corporation's structure is attached.

                The business of Cyberoad Opco was started in 1995. Cyberoad Opco was incorporated in Isle of Man in 1999. The board of directors of the Corporation consists of five members, Calvin Ayre, Ken Miller, John Coffey, Eppie
                Canning and a nominee of the Agent The Corporation's corporate office is located at Oficentro Sabana Stir Building 7, 5th Floor, San Jose, Costa Rica. The Corporation's North American office is located at 1380 Burrard St, Suite 620, Vancouver, British Columbia V6B 2Z6, Canada.


Use of Proceeds:
                The net proceeds, together with cash on hand, will be used by the Corporation to finance operations of Cyberoad Opec and e-Banx, including but not limited to, deposits with credit card processors, development costs and marketing; capital expenditures, including, but not limited to, collateralizing leases, equipment purchases, furniture and fixtures, office equipment, call center equipment and improvements and third party licensing; working capital, corporate development and investor relations; and development of a sports and entertainment vertical portal.


Compensation  Payable  to  Agents:
                A cash commission of eight percent of the gross proceeds of the Offering shall be payable to the Agent at closing, together with all reasonable out-of-pocket costs incurred by the Agent in completing the Offering including legal fees (provided that any travel expenses incurred by the Agent for flights will be for business class seats). In addition, the Agent shall receive at closing compensation options entitling the holders thereof to acquire that number of shares that equals
                10% of the number of Shares issued and sold in the Offering, exercisable for a period of two years at a price of U.S. $3.50 per share. The shares underlying the compensation options shall be registered in the 1933 Act Registration Statement